Stock Option Exchange

Employee Presentations

October 31, 2001

extreme networks

Exchange Program

- 1:1 Exchange of underwater "Eligible Options" for new options to be priced 6 months and one day from the date that the Eligible Options are cancelled
- New vesting schedule based on the grant date of each Eligible Option that employee exchanges:

If grant date for Eligible Option is:	Vesting Schedule
In 1999	25% on grant date, 1/24 monthly
January – June 2000	25% on grant date, 1/28 monthly
July – December 2000	25% on grant date, 1/32 monthly
In 2001	25% on grant date, 1/36 monthly

Exchange Program

- Planned Dates

  - 10/30 -11/30 — Employee Response Period (offer period is 20 business days)
  - 12/03/01 — Cancellation Date for Eligible Options
  - 6/04/02 — End of 6 months +1 Day (the New Option Grant Date)

Exchange Program

- "Eligible Options"
  - All "outstanding" shares of an option grant with an exercise price of $10 or more
  - "Outstanding" means the portion of each grant that has not been exercised (including both vested and unvested shares)
  - You may choose to participate for the outstanding shares of each eligible option grant. You cannot exchange part of a particular grant.

Exchange Program

- Conditions of the Exchange Program

  If you participate then the following conditions apply:
  - You may exchange some or all Eligible Options
  - Options must be exchanged on a per grant basis (e.g., you cannot exchange only a portion of the outstanding shares under a single option grant)
  - No new options may be granted to you before the New Option Grant Date
  - If you turn in an ISO, the new grant will be a NQSO

- Important note:
  - If you choose to participate in the exchange program, you must exchange any Eligible Option granted since June 4, 2001

Tender Offer

- In order to offer employees the chance to exchange their underwater stock options the Company must follow a legal procedure called a "Tender Offer"

- The Company files certain documents with the SEC that explain the program and contain information about the Company and risks associated with the exchange

Tender Offer

- After the Tender Offer documents are filed, the Company emails the offer documents to employees.
- If you wish to tender your options for exchange, you must complete the online election form found on Extreme Networks' internal website created for this offer (https://exchange.extremenetworks.com) before 12:00 midnight, Pacific Time, on December 3, 2001, unless the offer is extended
- If an employee fails to respond by the December 3 deadline– for any reason – then the employee may not participate. There will be NO EXCEPTIONS.

Risks

- NO GUARANTEE that the exercise price on the New Option Grant Date will be less than or equal to the exercise price of any exchanged option
- Vesting schedule for new options will be different from exchanged options and there may be instances where you lose some of your vesting
- There may be adverse tax consequences associated with your exchange of options (international issue)
- No guarantee of continued employment – before, during or after the New Option Grant Date. You must be an employee on the New Option Grant Date to receive New Options.
- If the Company were to be acquired during the waiting period there can be no assurance that any acquiror would honor the terms of the Exchange Program
- Participating in the Exchange Program is 100% voluntary and meeting the deadlines is solely the responsibility of the employee – there are no exceptions to missing a deadline – they are imposed by law and cannot be changed

Time Line and Next Steps

- Each employee logs into a protected area of the intranet, at https://exchange.extremenetworks.com, using his or her network password and login. The intranet site will include:
  - FAQs and the tender offer documents
  - A list of your eligible option grants, the grant date and the grant price.
- You will be able to make an election through the intranet site
- We will set up an electronic confirmation of your response
- Questions regarding the exchange program should be directed to Bill Barthell in Legal (579-2613, bbarthell@extremenetworks.com). Questions regarding your stock grants (e.g., number of shares, grant price, etc.) should be directed to Anna Baca, our Stock Administrator (579-2617, abaca@extremenetworks.com).

Example

- Employee A

Option 1:	10/99	12,000	$36	Hire
Option 2:	12/00	2,000	$93	Performance
Option 3:	4/01	2,000	$42	Performance

Eligible Options 16,000 shares

If Exchanged – new grants:

Option 1: 12,000 shares

Vesting Schedule:

25% on grant date (3,000 shares)
75% (9,000 shares) over 24 months (375 shares per month)

Option 2: 2000 shares

25% on grant date (500 shares)

75% (1500 shares) over 32 months (approx. 47 shares per month)

Option 3: 2000 shares

25% on grant date (500 shares)

75% (1500 shares) over 36 months (approx. 42 shares per month)